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                                                                    EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              RightStart.com Inc.


     RightStart.com Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. FIRST: The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the sole stockholder of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     II. SECOND: Article "Fourth" of the Corporation's Certificate of Incorporation is amended to read and shall be replaced by the following:

         " FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Twenty-five Million (25,000,000) shares consisting of Twenty Million (20,000,000) shares of common stock, of the par value of one cent ($0.01) per share (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, of the par value of one cent ($0.01) per share (the "Preferred Stock). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

         (a)  Common Stock.
              ------------

              The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating
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         thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

         (b)  Preferred Stock.
              ---------------

              The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the Delaware General Corporate Law (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

              (A) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

              (B) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends

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         payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

              (C) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

              (D) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

              (E) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

              (F) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

              (G) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

              (H) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

              (I) any other relative rights, preferences and limitations of that series."


     IN WITNESS WHEREOF, RightStart.com Inc. has caused this certificate to be executed by Gina M. Engelhard, its authorized officer, on this 22nd day of June 1999.



                                   /s/ Gina M. Engelhard
                                   ---------------------
                                   Gina M. Engelhard
                                   Vice President, Chief Financial Officer
                                   and Secretary

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